Exhibit 99.1

F O R            I M M E D I A T E            R E L E A S E

N       E       W       S

FROM

Contact:	Bank Mutual Corporation
NASDAQ: BKMU
Michael T. Crowley Jr.
Chairman, President and Chief Executive Officer
414-354-1500

Rick B. Colberg
Chief Financial Officer
866-705-2568

BANK MUTUAL CORPORATION REPORTS EARNINGS
FOR THE YEAR OF 2004 AND THE FOURTH QUARTER OF 2004

Milwaukee, Wisconsin
January 19, 2005

Bank Mutual Corporation (NASDAQ—BKMU) reported a 50.1% increase in net earnings in the fourth quarter of 2004 as compared to the same period in 2003 and a 30.8% increase for the year ended December 31, 2004 as compared to 2003. Net earnings for the fourth quarter ended December 31, 2004 were $8.3 million or $0.11 diluted earnings per share as compared to $5.5 million or $0.07 diluted earnings per share for the fourth quarter of 2003. Earnings for the year ended December 31, 2004 were $29.6 million or $0.38 diluted earnings per share as compared to $22.6 million or $0.29 diluted earnings per share for the same period in 2003. Earnings increased for both periods in 2004 primarily as a result of investing the $404.8 million of capital received from the company’s stock offering in October 2003, which resulted in increases in interest income and the net interest margin. These increases were partially offset by the reduction in the gains on the sales of loans and an increase in operating expenses. Also, for the full year 2004, earnings increased as a result of a gain of $2.0 million on the sale of real estate owned which was offset by a borrowing prepayment penalty.

“The year 2004 continued to be one of change and opportunities. It was our first full year as a fully shareholder owned company. We completed two stock repurchase programs and announced another repurchase program that will commence later this month, increased our per share cash dividends 50%, established a partnership to develop land as a residential subdivision, and continued to develop our commercial lending program by hiring experienced commercial lenders. Although market interest rates began to increase during the year causing a decrease in the refinance mortgage market, home purchases continued to be strong, thus creating growth in our mortgage loan portfolio,” stated Michael T. Crowley, Jr., Chairman, President and Chief Executive Officer of Bank Mutual Corporation.

Mortgage loan originations and purchases were $165.9 million in the fourth quarter of 2004 as compared to $175.6 million for the same period in 2003. For the year ended December 31, 2004, mortgage loan originations and purchases were $628.8 million as compared to $941.0 million for the year of 2003. The reduction in mortgage loan originations was the result of reduced refinancings of existing adjustable and fixed rate mortgage loans, primarily as a result of increasing market interest rates. By comparison, 2003 was a year of record mortgage loan originations, as a result of the then low interest rate environment.

Loan sales were $28.4 million in the fourth quarter of both 2004 and 2003, and $120.5 million for the year ended December 31, 2004 as compared to $461.1 million for the same period in 2003. Gains on the sales of loans were $336,000 for the fourth quarter of 2004 as compared to $388,000 for same period in 2003, and $1.6 million for the year ended December 31, 2004 as compared to $6.9 million for the year of 2003. Loan sales for the year of 2004 were significantly lower than the record loan sales of 2003 as a result of reduced originations of fixed rate mortgage loans which are sold into the market.

Consumer loan originations in the fourth quarter of 2004 were $57.8 million as compared to $60.7 million for the fourth quarter of 2003 and $268.5 million for the year of 2004 as compared to $301.7 million for the same period in 2003. The reduction for both periods in 2004 was primarily the result of increased market interest rates.

Commercial business loan originations for the fourth quarter of 2004 were $9.2 million as compared to $3.0 million for the fourth quarter of 2003 and $41.0 million for the year ended December 31, 2004 as compared to $49.6 million for the same period in 2003. Commercial business loan originations in the fourth quarter of 2004 increased as a result of increased demand from existing and new customers.

In total, loan originations and purchases in the fourth quarter of 2004 were $232.9 million as compared to $239.3 million for the same quarter in 2003 and $938.3 million for the year of 2004 as compared to $1.3 billion for the year of 2003. Although total loan originations and purchases in 2004 were less than in 2003, total loans receivable grew $163.6 million in 2004. This growth was primarily the result of increased adjustable rate loan originations (which are held in portfolio), increased mortgage loan purchases, reduced fixed rate mortgage loan sales, and reduced prepayments of loans.

Total assets at December 31, 2004 were $3.4 billion as compared to $3.1 billion at December 31, 2003.

Mortgage-related securities increased $212.9 million in 2004 primarily as a result of borrowing $200.0 million in October 2004 and investing the borrowing proceeds in mortgage-related securities. In addition, interest income on mortgage-related securities for the fourth quarter of 2004 and the year 2004 was significantly increased by the investment of the $404.8 million of capital received from our stock offering in late October 2003.

Deposits decreased $69.4 million in 2004. Borrowings were $761.5 million at December 31, 2004 as compared to $299.5 million at December 31, 2003.

A cash dividend of $0.05 per share was paid December 1, 2004 to shareholders of record on November 18, 2004. This was the sixteenth cash dividend paid since our initial stock offering in 2000. Cash dividends paid for the year 2004 increased 50.0% to $0.18 per share as compared to $0.12 per share for the year 2003.

The ratio of non-performing loans to total loans at December 31, 2004 was 0.33% as compared to 0.61% at December 31, 2003. The decrease in non-performing loans was primarily the result of decreased delinquencies throughout the loan portfolio. In addition, we provided $189,000 to the allowances for loan losses for the fourth quarter of 2004 as compared to $937,000 for the same period in 2003, and $1.3 million for both of the years ended December 31, 2004 and 2003. Our allowance for loan losses at December 31, 2004 was $13.9 million or 222.1% of non-performing loans and 176.5% of non-performing assets.

The net interest margin for the fourth quarter of 2004 and the year of 2004 increased as compared to the same periods in 2003, primarily as a result of investing the capital from the stock offering, which has no interest cost. The net interest margin for the fourth quarter of 2004 was 3.02% as compared to 2.60% for the fourth quarter of 2003 and 3.00% for the year of 2004 as compared to 2.58% for the year of 2003.

Book value per share was $9.12 at December 31, 2004. The annualized return on average equity (ROE) for the fourth quarter of 2004 was 4.72% and 4.10% for the year of 2004. The annualized return on average assets (ROA) for the fourth quarter of 2004 was 0.99% and 0.93% for the year ended December 31, 2004. The book value per share, ROE and ROA for both periods in 2004 were affected by the $404.8 million of capital received from the stock offering in October 2003 and the two stock repurchase programs completed in 2004. Further information regarding Bank Mutual Corporation’s assets, liabilities and operations is attached.

(All per share and share information in this news release has been adjusted to reflect our October 29, 2003, full conversion transaction and related share exchange.)

Bank Mutual Corporation is the fourth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on The NASDAQ Stock Market® under the symbol “BKMU”. Its subsidiary bank, Bank Mutual, operates 70 offices in the state of Wisconsin and one office in Minnesota.

* * *

Outlook

(The following are forward looking statements; see “Cautionary Statements” below)

Bank Mutual Corporation’s management has identified a number of factors which may affect the Company’s operations and results in 2005. They are as follows:

•	We expect 2005 to provide an environment of slowly increasing interest rates. If that is the case, there are a number of effects that Bank Mutual, like other financial institutions, would likely experience.

•	Mortgage loan originations may continue to decrease, along with related fee income, as fixed rate mortgage loans become less attractive to consumers and the rate of refinancing decreases.

•	If interest rates rise, adjustable rate mortgage loans may become more attractive to consumers and, therefore, increase mortgage loans outstanding. Adjustable rate mortgage loans are retained in our loan portfolio.

•	An increased interest rate environment could affect the volume of home sales, which in turn could affect mortgage loan originations and prepayments.

•	Bank Mutual will continue to further emphasize consumer loans, and commercial real estate and business loans, all of which can present higher risks than residential mortgages. An improvement in economic conditions could lead to additional commercial loan activity. However, we may not be able to achieve increases in these areas.

•	The $404.8 million of capital from our stock offering was invested in short- to medium- term mortgage-related securities at the end of 2003. Beginning in the first quarter of 2005, the prior year’s quarters will also have reflected the investment of the proceeds, so we will not experience increased earnings due to the effect of the initial investment of the proceeds.

•	Like many Wisconsin financial institutions, Bank Mutual has non-Wisconsin subsidiaries that hold and manage investment assets the income from which has not been subject to Wisconsin tax. The Wisconsin Department of Revenue has instituted an audit program specifically aimed at out of state investment subsidiaries. The Department may take the position that all or some of the income of the out of state subsidiaries is taxable in Wisconsin, which may be challenged by financial institutions in the state. The Department has informed banks generally of potential settlement parameters relating to these issues, even where the Department has not asserted a claim. We have received certain information from the Department to evaluate its position and our alternatives under our particular circumstances. However, a determination on how to proceed will depend in part on further communication from and actions by the Department. Depending upon the circumstances, an adverse resolution of this matter could result in tax obligations for prior periods and/or higher Wisconsin taxes going forward, with a substantial negative impact on the earnings of Bank Mutual Corporation.

* * *

Cautionary Statements

The discussions in this news release which are not historical statements, contain forward-looking statements that involve risk and uncertainties. Statements which are not historical statements include those under “Outlook” and those in the future tense or which use terms such as “believe,” “expect,” and “anticipate.” Bank Mutual Corporation’s actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. These factors include changing interest rates, changes in demand for loans or other services, competition from other institutions, the results of our lending activities and loan loss experience, developments in the war on terrorism and other international developments, other general economic and political developments, those items discussed under “Outlook,” and other factors discussed in our filings with the Securities and Exchange Commission.

* * *

BANK MUTUAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,	December 31,
	2004	2003
	(In thousands)
Assets
Cash and due from banks	$36,868	$36,384
Federal funds sold	—	30,000
Interest-earning deposits	707	20,119

Cash and cash equivalents	37,575	86,503
Securities available-for-sale, at fair value:
Investment securities	68,753	67,854
Mortgage-related securities	1,266,224	1,053,349
Loans held for sale	4,987	4,056
Loans receivable, net	1,875,885	1,712,278
Goodwill	52,570	52,570
Other intangible assets	4,412	5,073
Mortgage servicing rights	4,542	4,698
Other assets	130,351	122,146

	$3,445,299	$3,108,527

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$1,982,881	$2,052,290
Borrowings	761,525	299,491
Advance payments by borrowers for taxes and insurance	2,796	2,987
Other liabilities	25,348	22,679

	2,772,550	2,377,447

Minority interest in real estate development	2,295	—

Shareholders’ equity:
Preferred stock - $.01 par value:
Authorized - 20,000,000 shares in 2004 and 2003
Issued and outstanding - none in 2004 and 2003	—	—
Common stock - $.01 par value:
Authorized - 200,000,000 shares in 2004 and 2003
Issued - 78,783,849 shares in 2004 and 78,775,779 in 2003
Outstanding - 73,485,113 in 2004 and 78,775,779 in 2003	788	788
Additional paid-in capital	495,858	495,990
Retained earnings	258,110	241,958
Unearned ESOP shares	(4,865)	(5,766)
Accumulated other comprehensive income	(4,844)	149
Unearned deferred compensation	(10,076)	(2,039)
Treasury stock - 5,298,736 shares in 2004	(64,517)	—

Total shareholders’ equity	670,454	731,080

	$3,445,299	$3,108,527

BANK MUTUAL CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2004	2003	2004	2003
	(In thousands, except per share data)
Interest income:
Loans	$25,328	$24,500	$97,330	$104,623
Investments	1,004	1,083	3,956	4,654
Mortgage-related securities	12,868	8,612	47,431	29,164
Interest-earning deposits	51	801	204	2,629

Total interest income	39,251	34,996	148,921	141,070
Interest expense:
Deposits	10,616	11,562	42,117	51,419
Borrowings	4,518	4,331	16,345	17,975
Advance payment by borrowers for taxes and insurance	12	27	36	88

Total interest expense	15,146	15,920	58,498	69,482

Net interest income	24,105	19,076	90,423	71,588
Provision for loan losses	189	937	1,330	1,304

Net interest income after provision for loan losses	23,916	18,139	89,093	70,284
Noninterest income:
Service charges on deposits	1,178	1,257	4,630	4,814
Brokerage and insurance commissions	747	705	2,875	2,527
Loan related fees and servicing revenue	423	388	1,590	636
Gains on sale of investments	—	—	537	121
Gain on sales of loans	336	388	1,569	6,855
Gain on sale of real estate	—	—	2,009	—
Loss on retirement of debt	—	—	(1,737)	—
Other	1,339	1,172	4,702	4,665

Total noninterest income	4,023	3,910	16,175	19,618
Noninterest expenses:
Compensation, payroll taxes and other employee benefits	9,501	8,073	36,214	31,747
Occupancy and equipment	2,547	2,703	10,853	10,871
Amortization of deposit base intangibles	165	165	661	661
Other	3,038	2,846	12,354	12,329

Total noninterest expenses	15,251	13,787	60,082	55,608

Income before income taxes	12,688	8,262	45,186	34,294
Income taxes	4,360	2,713	15,632	11,695

Net income	$8,328	$5,549	$29,554	$22,599

Per share data:
Earnings per share-basic	$0.11	$0.07	$0.39	$0.30

Earnings per share-diluted	$0.11	$0.07	$0.38	$0.29

Cash dividends paid	$0.050	$0.035	$0.180	$0.120

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(Dollars in thousands except per share amounts and ratios)

	During the quarter		During the twelve months
	ended December 31,		ended December 31,
	2004	2003	2004	2003
Originations:
Mortgage loans	$117,111	$134,519	$479,814	$899,766
Consumer loans	57,784	60,749	268,521	301,665
Commercial business loans	9,169	2,986	41,018	49,646

Total loan originations	$184,064	$198,254	$789,353	$1,251,077

Purchases:
Mortgage loans	48,837	41,045	148,951	41,214

Total loan purchases	48,837	41,045	148,951	41,214

Total loans originated and purchased	$232,901	$239,299	$938,304	$1,292,291

Loan Sales	$28,420	$28,398	$120,542	$461,082

Loan Portfolio Analysis

	December 31,	December 31,
	2004	2003
Mortgage loans:
One-to-four family	$903,498	$793,247
Multi-family	161,641	124,494
Commercial real estate	195,708	209,293
Construction and development	141,394	122,436

Total mortgage loans	1,402,241	1,249,470
Consumer loans	477,271	450,521
Commercial business loans	70,170	75,022

Total loans receivable	1,949,682	1,775,013
Deductions to gross loans	73,797	62,735

Total loans receivable, net	$1,875,885	$1,712,278

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited) (Continued)
(Dollars in thousands except per share amounts and ratios)

Asset Quality Ratios

	December 31,	December 31,
	2004	2003
Non-performing mortgage loans	$1,485	$2,894
Non-performing consumer loans	619	961
Non-performing commercial business loans	3,579	5,433
Accruing loans delinquent 90 days or more	586	1,084

Total non-performing loans	6,269	10,372

Total non-performing assets	$7,890	$11,002

Non-performing loans to loans receivable, net	0.33%	0.61%
Non-performing assets to total assets	0.23%	0.35%
Allowance for loan losses to non-performing loans	222.09%	132.77%
Allowance for loan losses to non-performing assets	176.46%	125.17%
Allowance for loan losses to total loans	0.74%	0.80%
Net recoveries (charge-offs )	$(1,178)	$(276)
Net recoveries (charge-offs) to avg loans	-0.07%	-0.02%
Allowance for loan losses	$13,923	$13,771

     Deposit Analysis

	December 31,	December 31,
	2004	2003
Noninterest-bearing checking	$111,855	$110,099
Interest-bearing checking	171,565	157,231
Savings accounts	247,439	240,543
Money Market accounts	309,531	358,003
Certificate accounts	1,142,491	1,186,414

Total Deposits	$1,982,881	$2,052,290

Bank Mutual Corporation and Subsidiaries
Supplemental Financial Information (Unaudited)
(Dollars in thousands except per share amounts and ratios)

Operating Ratios (annualized)

	Three months		Twelve months
	ended December 31,		ended December 31,
	2004	2003	2004	2003
Net interest margin (1)	3.02%	2.60%	3.00%	2.58%
Net interest rate spread	2.52%	2.00%	2.44%	2.17%
Return on average assets	0.99%	0.72%	0.93%	0.76%
Return on average shareholders’ equity	4.72%	3.53%	4.10%	5.45%
Efficiency ratio (2)	54.22%	59.98%	56.36%	60.97%
Non-interest expense as a percent of average assets	1.82%	1.78%	1.88%	1.88%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.

(2)	Efficiency ratio is determined by dividing noninterest expense by the sum of net interest income and noninterest income for the periods indicated.

Other Information

	Three months		Twelve months
	ended December 31,		ended December 31,
	2004	2003	2004	2003
Average earning assets	$3,193,560	$2,940,423	$3,012,094	$2,774,635
Average assets	$3,354,155	$3,103,776	$3,187,585	$2,960,165
Average interest bearing liabilities	$2,536,150	$2,310,155	$2,327,189	$2,384,801
Average shareholders’ equity	$705,542	$628,769	$720,534	$414,928
Weighted average number of shares outstanding
-used in basic earnings per share	72,771,914	75,823,087	75,327,779	76,298,021
-used in diluted earnings per share	75,131,316	78,187,855	77,578,504	78,536,252

Bank Mutual Corporation and Subsidiaries

Other Information (continued)

	December 31,	December 31,
	2004	2003
Number of shares outstanding (net of treasury shares)	73,485,113	78,775,779
Book value per share	$9.12	$9.28

Weighted Avg Net Interest Rate Spread

	At December 31,	At December 31,
	2004	2003
Yield on loans	5.39%	5.64%
Yield on investments	4.27%	4.37%
Combined yield on loans and investments	4.92%	5.12%
Cost of deposits	2.12%	2.18%
Cost of borrowings	2.81%	5.52%
Total cost of funds	2.31%	2.61%
Interest rate spread	2.61%	2.51%